Filed Pursuant to Rule 433

Free Writing Prospectus dated August 6, 2013

Relating to Preliminary Prospectus issued August 2, 2013

Registration Statement No. 333-189772

YuMe, Inc.

Update to Preliminary Prospectus

Issued August 2, 2013

This free writing prospectus relates only to the initial public offering of common stock of YuMe, Inc. and should be read together with the preliminary prospectus issued August 2, 2013 related to this offering (“Preliminary Prospectus”), included in Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-189772) relating to these securities.

References to “YuMe,” “we” and “our” are used in the manner described in the Preliminary Prospectus. The following information supplements and updates the information contained in the Preliminary Prospectus.

Issuer:	YuMe, Inc.
Common stock offered by the Issuer:	5,125,000 shares
Common stock to be outstanding after the offering:	31,802,355 shares
Price to Public	$9.00 per share
Over-allotment option offered by the selling stockholders:	768,750 shares

The issuer has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the Preliminary Prospectus may be obtained by mail from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 1-800-831-9146; or by mail from Deutsche Bank Securities Inc., attn: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, by email at prospectus.CPDG@db.com, or by telephone at (800) 503-4611; or by mail from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at barclaysprospectus@broadridge.com, or by telephone at (888)-603-5847.